R.F. MANAGEMENT CORP.
                        COMPUTATION OF PER SHARE EARNINGS

                                               Years Ended September 30,
                                      ------------------------------------------
                                          1997           1996           1995
                                          ----           ----           ----

NET INCOME (LOSS)                     $(1,627,720)   $  (952,214)   $   (50,244)

PRIMARY
  Weighted average shares               3,416,388      3,327,500      2,607,802
  Assumed conversions
    A warrants and B warrants                  --             --        515,604

        Total weighted average
          shares outstanding            3,416,388      3,327,500      3,123,406

  Earnings (loss) per share amounts   $     (0.48)   $     (0.29)   $     (0.02)

FULLY DILUTED
  Weighted average shares               3,416,388      3,327,500      3,327,500
  Assumed conversions
    A warrants and B warrants           1,955,000      1,955,000      1,955,000

        Total weighted average
          shares outstanding            5,371,388      5,282,500      5,282,500

  Earnings (loss) per share amounts   $     (0.30)   $     (0.18)   $     (0.01)